Exhibit 99.2

FAIRFIELDS GOLD, S.A. DE C.V.
(An exploration stage Company)

Balance sheets
As of September 30, 2010 and December 31, 2009
(Expressed in U.S.A. dollars)

	Notes	2010	2009
Assets
Current assets:
Cash		$5,973	$104
Accounts receivable	Note 5	17,074	538
Total current assets		23,047	642

Mineral Properties		1,373,094	-

Total		$1,396,141	$642

Liabilities and Stockholders’ Equity

Current liabilities:
Ramon Farías – Related Party	Note 6	$1,200,000	$-
Eduardo Zayas – Stockholder	Note 6	200,720	899
Other		3,542	66

Total liabilities		1,404,262	965

Stockholders’ deficiency
Capital stock	Note 7	46,931	3,741
Accumulated deficit		(4,064)	-
Comprehensive loss		(50,988)	(4,064)
Total stockholders’		(8,121)	(323)
Total		$1,396,141	$642

The accompanying notes are an integral part of these financial statements.

FAIRFIELDS GOLD, S.A. DE C.V.
(An exploration stage Company)

Statements of operations
For the period from January 1st, 2010 to September 30, 2010 and
For the period from July 9, 2009 (incorporation) to December 31, 2009
(Expressed in U.S.A. dollars)

	2010	2009

General expenses	$50,900	$3,883

Loss from operations	(50,900)	(3,883)

Expense	(704)	(176)
Currency adjustment translation	616	(5)

Net loss	$(50,988)	$(4,064)

The accompanying notes are an integral part of these financial statements.

FAIRFIELDS GOLD, S.A. DE C.V.
 (An exploration stage Company)

Statements of stockholders’ Deficiency

For the period from January 1st, 2010 to September 30, 2010 and
For the period from July 9, 2009 (incorporation) to December 31, 2009
(Expressed in U.S.A. dollars)

	Capital Stock	Accumulated deficit	Total Stockholders’ deficiency

Initial contribution on July 9, 2009	$3,741	$-		$3,741

Comprehensive loss:	-	(4,064)		(4,064)
Balance at December 31, 2009	$3,741	$(4,064)		$(323)

Increase in capital stock	43,190	-		43,190

Comprehensive loss	-	(50,988)		(50,988)
Balance at September 30, 2010	$46,931	$(55,052)	$	(8,121)

The accompanying notes are an integral part of these financial statements.

FAIRFIELDS GOLD, S.A. DE C.V.
(An exploration stage Company)

Statements of Cash Flow
As of September 30, 2010 and December 31, 2009
(Expressed in U.S.A. dollars)

	2010	2009
Operating activities:
Net loss	$(50,988)	$(4,064)

Changes in operating assets and liabilities:
Accounts receivable	(16,536)	(538)
Related parties	1,399,821	899
Other	3,476	66
Excess in cash to be apply to operating activities	1,386,761	427

Investing:
Mineral properties	(1,373,094)	-

Financing activities:
Increase in capital stock	43,190	3,741

Net increase in cash and cash equivalents	5,869	104

Cash and cash equivalents at beginning of period	104	-

Cash and cash equivalents at end of period	$5,973	$104

The accompanying notes are an integral part of these financial statements.

FAIRFIELDS GOLD, S.A. DE C.V.
(An exploration stage Company)

Notes to Financial Statements
As of September, 30, 2010 and December 31, 2009
(Expressed in U.S.A. dollars)

1.           Description of Business and Management Plans

Fairfields Gold (“the Company”) was incorporated under the Mexican Laws on July 9, 2009, with duration of 99 years, and is headquartered in Mexico City. The Company is engaged in performing all types of activities related with the mining-metallurgical industry, exploration and exploitation of mines, acquisition of mining concessions and rights for the exploration and exploitation of mines and to sale.

The Company expects to engage in the business of mining. The Company recently signed an exploration, exploitation and purchase option agreement with Ramón Farías García, a Mexico City geologist and licensor of the Huicicila Mining Project (“Huicicila”). Huicicila is located 70 kilometers northeast of Puerto Vallarta and 35 kilometers southwest of Tepic in the State of Nayarit, Mexico.

The Huicicila property consists of five claims located in the Municipio of Compostela state of Nayarit totaling 1,012. 73 hectares, explained as follows:

Name	Title number	Surface
Cila	T-213226	470.1908 hs
Cila 1	T-225662	348.8092 hs
Cila 2	E59/6831	144.4103 hs
Cila 3	T-228761	55.9829 hs
Cila 5	T-225663	30.3887 hs

Mining Cession agreement between the Company and Ramón Farías is explained in Note 9.

2.           Basis of presentation

a)
The  financial  statements at September 30, 2010 and December 31, 2009 were prepared assuming that the Company would continue as a going concern since  its inception, the Company is an exploration stage enterprise. Management believes that  its exploitation stage will commence  in June, 2011 and thus, the accompanying financial statements at such dates and for the periods then ended do not include any adjustments that might be necessary should the Company be unable to continue as a going concern

The Company is committed to develop the Huicicila Project with the following objectives:

Dump: Processing the Waste Dump: With approximately 8,000 tons of waste rock averaging 3-4 g/t gold, GBGI intends to ship the rock to a nearby processing facility. Initial estimates of transportation and processing costs should result in a cash profit of approximately $100/t to GBGI equal to $800,000 within 3-4 months.

Exploration: The district will support an aggressive district-wide exploration program of mapping and geochemical sampling to identify gold anomalies. Trenching of anomalies for structural data should precede drilling. Over the next 3 years GBGI intends to drill approximately 30,000 meters of exploratory holes to better define the resource potential of the project. It is estimated by 3rd party engineers that a focused exploration program could discover 1, 500,000 ounces of gold by drilling from the surface over a two to three year period.

Production: With gold identified in the existing tunnel infrastructure the Company intends on putting in place a small scale 200/t per day processing plant. The cost to prepare the existing tunnel infrastructure for production is approximately $1.5 million. The cost to acquire a 200 t/d mill is estimated at $3,000,000. Once production commences in 9-12 months, at 200 t/d, an average grade of 10g/t (very conservative historical grades over 20 g/t), and with the silver content, the production will be approximately 23,500 ounces per year. At current gold prices of approx. $1,400 per ounce that represents approximately $32.9 million of revenue per year from gold. The cash cost are expected to be very low per ounce given the strong silver price and silver content in our ore.

Investments: The investment plan including SDA mill is for $5,000,000.00. So far Gold Bag has provided $ 477,466 USD of financing, and each month they will finance the projected budget. (See note 10)

Production target: In order to be able to feed the new SDA mill, the Company has to prove 150,000 tons of ore in a first phase. We will be able to begin production in June 2011. The production target is approximately 6,000 tons per month to be mined. As we don´t have an SDA mill we are looking for nearby plants to process in the meanwhile our ore.

New projects in Nayarit: The new claims filed this year are about 29,000 hectares in surface, expanding dramatically the exploration targets within the areas of interest.

We have been exploring and making geology in this new wholly owned claim and we will achieve the objective of proving more than 1.5 million oz of Au, in the future.

b)
The Company maintains its books and records in Mexican pesos and prepares financial statements in accordance with Mexican Financial reporting Standards (“Mexican FRS”) issued by the Mexican Board for Research and Development of Financial Reporting Standards (the “CINIF”),.  The accompanying financial statements,, have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been translated into U.S. dollars as discussed below.

On March 14, 2011 the issuance of the financial statements was authorized by Eduardo Zayas Dueñas, President of the Company. These financial statements are subject to the approval of the Board of Directors and the general ordinary stockholders’ meeting, who may modify the financial statements, based on provisions set forth by the General Corporate Law.

3.           Foreign currency financial statements

The Company’s functional currency is USA Dollar. Accordingly, the financial statements for the period ended September 30, 2010 and December 2009, have been translated from Mexican pesos into U.S. dollars in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been translated into U.S. dollars as discussed below, using current exchange rates for asset and liability accounts, historical rates for paid-in capital, and the weighted average exchange rate of the reporting period for revenues and expenses. The result of translation is recorded as a component of other comprehensive income.

The financial statements should not be construed as representations that Mexican pesos have been, could have been or may in the future be converted into U.S. dollars at such rates or any other rates.

Relevant exchange rates used in the preparation of the financial statements were as follows (Mexican pesos per one U.S. dollar):

	2010	2009

Current exchange rate at September 30, 2010	12.48	13.04
Weighted average exchange rate for the period	12.76	12.35

4.           Summary of significant accounting policies

a.	Exploration Stage Company – The Company complies with US GAAP guidelines to identify the Company as an exploration stage enterprise due to the Company has no revenues from operations.

b.
Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas involving the use of estimates include evaluating recoverability of mining concessions.

c.
Revenue Recognition – The Company recognizes revenue when there is a mutually executed contract, the contract price is fixed and determinable, delivery of the product has occurred, and collectability of the contract price is considered probable. As of September 30, 2010, the Company has not realized any revenues.

d.
Environmental Contingency – To the knowledge of the Company as well as the authors, Huicicila Project is not subject to any environmental liabilities and to date no baseline environmental studies have been initiated by Servicio Geológico Mexicano.

e.
Mineral Properties and Reserves – Mineral property acquisition costs are capitalized in accordance with US GAAP when management has determined that probable future benefits consisting of a contribution to future cash inflows, have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures.

Mineral property acquisition costs are expensed as incurred if the criteria for capitalization is not met. Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized.

Mineral properties may be classified into 2 categories as follows:

a)
Exploration Expenses – Expenditures including related overheads on the acquisition, exploration and evaluation of interests in rights cession not yet transferred to a cost pool is capitalized under intangible fixed assets.  Cost pools are established on the basis of geographic area.  When it is determined that such costs will be recouped through successful development and exploitation or alternatively by sale of the interest, expenditure will be transferred to tangible fixed assets and depreciated over the expected productive life of the asset.  Whenever a project is considered no longer feasible the associated exploration expenditure is written off to the profit and loss account.

b)
Reserves – Reserves represent the property interests that are believed to potentially contain economic mineralized material, which are able to qualify as proven and probable reserves, in accordance to the technical evaluation as result of sampling and geologic observations made by independent authors (Certified Geologist).

Reserves will be accounted by the Company when operating levels intended by management have been reached.

f.
Long-Lived Assets – Accounting for the Impairment or Disposal of Long-Lived Assets, long lived assets, such as property, plant, and equipment, and mineral properties assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value.

Mineral properties and reserves will be tested for possible impairment once the Company capitalized them and its fair value will be estimated as well.

g.
Income Taxes – Income taxes are accounted for in accordance with the provisions of FASB ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

5.           Accounts receivable

Accounts receivable are integrated as follows:

	2010	2009

Debtors	$-	$8
Value Added Tax	17,074	530
Total	$17,074	$538

6.           Related Parties

As of September 30, 2010 and December 31, 2009, the Company had the following transactions with related parties:

	2010	2009

Acquisition of Huicicila mining rights cession	$1,200,000	$-
Loans (1)	200,720	-
Total	$1,400,720	$-

(1)      Bearing no annual interest.

7.           Stockholders’ Equity

a)	The Company’s capital stock is fixed and variable, with an authorized nominal fixed minimum of USD$3,741 nominative ordinary shares totally subscribed and paid integrated as follows:

b)
At an extraordinary stockholders’ meeting held on March 3, 2010, it was agreed to increase the variable portion of capital stock by USD$43,190, with the inclusion of a new stockholder with common shares, issued and subscribed, integrated as follows:

Shareholder	Fixed Shares	Variable Shares	Total

Santiago León Aveleyra	1,870	21,609	23,479
Eduardo Zayas Dueñas	1,796	21,502	23,298
Carmen Leticia Calderón León	75	79	154
Total	3,741	43,190	46,931

c)
At the Extraordinary Stockholders’ Meeting held on July, 2010, it was agreed to increase the variable portion of capital stock in US$ 100,000. At the date of these financial statements this event did not occur, instead, Eduardo Zayas shareholder´s make a loan of $100,000 USD to the Company, on July 22, 2010 (see note 6).

8.           Income taxes
Income taxes are accounted for in accordance with the provisions of FASB ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Deferred income tax as of September 30, 2010 and as of December 31, 2009, was calculated as follows

Temporary Differences	2010	2009

Total temporary differences by tax losses carry forward	$53,593	$3,878

Rate	30%	30%

Deferred income tax for the period	16,078	1,164

Less allowance	(16,078)	(1,164)
Deferred income tax for the period	$-	$-

Based on the Company’s assessment it has determined the deferred tax assets are not currently realizable. However, the Company’s assessment may change as it moves into the production phase of its mining properties.

9.           Agreements and Commitments

a)         Mining rights cession with Ramón Farias
On May 19, 2010, the Company signed an exploration, exploitation and purchase option agreement with Ramón Farías García, a Mexico City geologist and licensor of the Huicicila Mining Project (“Huicicila”), on which are explained the following terms:

Ramon Farías (Licensor), grants to the Company the exploitation licensee of the mining lots denominated “CILA”, “CILA 1”, “CILA 2”, “CILA 3” “and CILA 5”, with the following mining cession 213226, 225662, 226845, 228761and 225663 respectively, located in Compostela, Nayarit Mexico.

The Company shall pay to Ramón Farías according to the next calendar payment as follows:

•	US$ 100,000 paid on May 24, 2010.
•	US$ 1,200,000 on six semester payment of US$ 200,000 each one, payable on every August and February month from August 17, 2011 to February 17, 2114.
•	The Company shall issue a common share determined by 3% of the Company’ Capital Stock at the end of the Agreement.
•	A Net Smelter Return Royalty (“NSR”) calculated at a rate of the 2.5% above the concentrate sales and shall be paid every quarter over the life of the mines.

Furthermore, Ramón Farias grants to the Company an irrevocable purchase option and the titles of those mining cessions will be transferred as well. The agreed selling price for the property is US$1,300,000 of the aforementioned 5 mining lots, less the previous payments.

The aforementioned Agreement has a initially maturity of 3 years and 6 months with an unlimited amendment

10.           Subsequent events

a)
On October 10, 2010, the Company celebrated an agreement with Gold Bag Inc. or a wholly-owned subsidiary thereof (“Gold Bag”).  Gold Bag for a 100% equity interest in Fairfields Gold will be $10 million US Dollars payable in shares of common stock of Gold Bag (the “Gold Bag Shares”) in two individual payments of $5 million US Dollar.

Gold Bag shall use all reasonable commercial efforts to complete all due diligence by November 15, 2010 (unless the parties mutually agree to extend such period).  Upon completion of its due diligence review, Gold Bag shall advise the Vendors in writing as to whether its due diligence review has resulted in a discovery of adverse information with respect to the business and affairs of Fairfields Gold that Gold Bag considers significant, taken as a whole, that had not been previously disclosed and giving the full details of any such information.  In such circumstances, Gold Bag shall in the same letter indicate whether, in view of such significant information, it is terminating this Letter of Intent (with no obligation to either party hereto).

At  the date these  financial statements, are issued  Gold Bag has provided, as a loan to Fairfields Gold, $ 477,566 dollar to finance the following:

a)	Road repairing to the mine and new structures within the Huicicila claims.

b)	Geology in Huicicila, Focus I and Focus II

c)	Geophysics in Focus II

d)	Miravalles tunnel refurbishment.

e)	Tres Estrellas tunnel refurbishment

f)	Sampling and assays

g)	Huicicila claims taxes

h)	Filing taxes for Focus I and Focus II

i)	Metallurgical tests on Miravalles dump

j)	Camp installation

k)	Office expenses

l)	Salaries

m)	Compressor, scoop tram, and drilling machine rents.

n)	Rent to surface owners of the Miravalles area

o)	Geological consultants.

p)	Payment to Rosalío Salazar for three mining claims. Santa Fe, San Nicolas and Campo Estrella.